Exhibit 10.04

First Amendment

To

Amended and Restated Employment Agreement

This FIRST AMENDMENT (this “Amendment”), effective as of December 15, 2008, amends that certain Amended and Restated Employment Agreement, dated as of July 1, 2007 (the “Agreement”), by and between Entercom Communications Corp., a Pennsylvania corporation (“Employer” or the “Company”) and Joseph M. Field (“Executive”).

R E C I T A L S

WHEREAS, the parties have determined to make certain amendments to the Agreement as set forth herein with the intent to conform the Agreement to the requirements of Section 409A of the Internal Revenue Service Code of 1986, as amended (the “Code”).

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises, the mutual promises hereinafter set forth, and other good and valuable consideration had and received, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                       Amendments.

a.                                       Section 5 of the Agreement is hereby amended by inserting the following at the end thereof:

“The reimbursement of any business expense shall be made no later than December 31 of the year following the year in which the expense was incurred.  The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.”

b.                                      Section 10.1 of the Agreement is hereby amended by inserting the following at the end thereof:

“Such amount shall be payable as soon as reasonably practicable following, and in no event later than two and one-half (2 ½) months following, the end of the year in which Executive’s employment is terminated as a result of Executive’s death or Disability.”

c.                                       Section 10.5 of the Agreement is hereby amended in its entirety to read:

“10.5.                          Section 409A.

10.5.1.               Notwithstanding any provision to the contrary in the Agreement, in order to be eligible to receive any termination benefits under this Agreement that are deemed deferred compensation subject to Section 409A of the Code, the Executive’s termination of employment must constitute a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h) (a “Separation from Service”).

10.5.2                  Notwithstanding anything herein to the contrary, if the Executive is deemed at the time of his termination of employment with the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service with the Company or (ii) the date of Executive’s death.  Upon the earlier of such dates, all payments deferred pursuant to this Section 10.5.2 shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto).  Notwithstanding the foregoing or any other provisions of this Agreement, the Company and Executive agree that, for purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a right to receive a series separate and distinct payments of compensation for purposes of applying the Section 409A of the Code.

10.5.3                   The Company and Executive acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Effective Date.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A, the Company may adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (b) comply with the requirements of Section 409A. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 10.5.”

d.                                      Section 11.2 of the Agreement is hereby amended as follows:

The following is inserted to the end of the fourth sentence:

“and in any event by no later than the last day of the taxable year of the Executive following the taxable year in which the related taxes must be remitted to the relevant taxing authorities”; and

The following is inserted to the end of Section 11.2:

“Provided, however, that in no event shall any Underpayment be made later than the last day of the taxable year of the Executive following the taxable year in which the related taxes must be remitted to the relevant taxing authorities.”

2.                                       Effect of Amendment.  Except as expressly modified and amended herein, all of the terms, conditions and provisions of the Agreement shall remain in full force and effect and unchanged.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

“EXECUTIVE”

	/Joseph M. Field/	12/1/08
	Joseph M. Field	Date

“EMPLOYER”

Entercom Communications Corp.,
a Pennsylvania corporation

By:	/John C. Donlevie/	12/15/08
	John C. Donlevie	Date
Executive Vice President and Secretary